Exhibit 99.1

COMBINED FINANCIAL STATEMENTS

Carved-Out Clinical Trial Supplies Operations of
Aptuit, LLC and Subsidiaries
Years Ended September 30, 2011, 2010 and 2009
with Report of Independent Auditors

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Combined Financial Statements

Years Ended September 30, 2011, 2010 and 2009

Contents

Report of Independent Auditors	1

Combined Financial Statements:

Combined Balance Sheets	2
Combined Statements of Operations and Comprehensive Loss	3
Combined Statements of Invested Capital	4
Combined Statements of Cash Flows	5
Notes to Combined Financial Statements	6

Ernst & Young LLP Goodwin Square 225 Asylum Street Hartford, CT 06103-1506 Tel: (860) 247-3100 Fax: (860) 725-6040 www.ey.com

Report of Independent Auditors

Board of Managers

Aptuit, LLC and Subsidiaries

We have audited the accompanying combined balance sheets of Carved-Out Clinical Trial Supplies Operations of Aptuit, LLC and subsidiaries (the “Company”) as described in Note 1, as of September 30, 2011 and 2010 and the related combined statements of operations and comprehensive loss, invested capital, and cash flows for each of the three years in the period ended September 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Carved-Out Clinical Trial Supplies Operations of Aptuit, LLC and subsidiaries as of September 30, 2011 and 2010, and the combined results of their operations and their cash flows for each of the three years in the period ended September 30, 2011, in conformity with U.S. generally accepted accounting principles.

January 23, 2012

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Combined Balance Sheets

(In Thousands)

	September 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$7,681	$5,878
Accounts receivable, net	32,455	35,972
Unbilled services	9,859	8,120
Inventories, net	43	41
Deferred tax assets	112	123
Other current assets	681	817

Total current assets	50,831	50,951

Property, plant, and equipment, net	73,257	79,766
Intangible assets, net	17,885	22,382
Goodwill	41,933	42,087
Non-current deferred tax assets	1,008	1,101
Other assets	692	803

Total assets	$185,606	$197,090

Liabilities and invested capital
Current liabilities:
Accounts payable	$12,035	$14,826
Accrued liabilities	12,021	10,286
Unearned revenue	7,242	9,851
Income taxes payable	5,878	6,199
Other current liabilities	72	235

Total current liabilities	37,248	41,397

Other liabilities	1,727	2,132

Total liabilities	38,975	43,529

Commitments and contingencies

Invested capital	146,631	153,561

Total liabilities and invested capital	$185,606	$197,090

See accompanying notes to combined financial statements.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Combined Statements of Operations and Comprehensive Loss

(In Thousands)

	Year Ended September 30,
	2011	2010	2009

Contract revenue	$172,652	$165,737	$163,508
Reimbursed costs	24,164	34,765	17,761

Total revenue	196,816	200,502	181,269

Costs and expenses:
Direct costs	51,919	47,492	44,945
Reimbursed costs	24,164	34,765	17,761
Compensation and benefits	62,477	60,974	73,108
Facilities and maintenance costs	15,032	13,842	16,722
Depreciation and amortization	13,006	13,095	13,620
Professional fees and outside services	14,296	8,348	12,396
General and administrative expenses	7,866	8,829	10,634
Travel and entertainment	2,514	2,444	3,280
Restructuring expenses	1,390	84	4,450
Asset impairments	—	—	349

Total costs and expenses	192,664	189,873	197,265

Income (loss) from operations	4,152	10,629	(15,996)

Interest expense, net	19,974	19,613	14,925
Other expense, net	301	550	956

Loss before income taxes	(16,123)	(9,534)	(31,877)

Income tax expense (benefit)	6,129	6,181	(2,034)

Net loss and comprehensive loss	$(22,252)	$(15,715)	$(29,843)

See accompanying notes to combined financial statements.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Combined Statements of Invested Capital

(In Thousands)

Balance, September 30, 2008	$201,967
Net loss and comprehensive loss	(29,843)
Net distributions to parent	(11,344)

Balance, September 30, 2009	160,780
Net loss and comprehensive loss	(15,715)
Net contributions from parent	8,496
Balance, September 30, 2010	153,561
Net loss and comprehensive loss	(22,252)
Net contributions from parent	15,322

Balance, September 30, 2011	$146,631

See accompanying notes to combined financial statements.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Combined Statements of Cash Flows

(In Thousands)

	Year Ended September 30,
	2011	2010	2009

Net loss and comprehensive loss	$(22,252)	$(15,715)	$(29,843)

Operating activities:
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,006	13,095	13,620
Non-cash compensation	114	194	319
Deferred income taxes	90	(44)	(3,347)
Asset impairments	—	—	349
Non-cash restructuring costs	—	—	938
Gain/(loss) on disposal of assets	(194)	—	415
Changes in operating assets and liabilities:
Accounts receivable	3,261	(3,908)	12,833
Unbilled services	(1,790)	(544)	6,515
Inventories	(1)	(19)	241
Accounts payable and accrued expenses	(969)	(7,120)	4,471
Unearned revenue	(2,551)	1,568	(4,891)
Income taxes payable	(229)	4,796	(2,096)
Other assets and liabilities	(577)	1,834	(79)

Net cash used in operating activities	(12,092)	(5,863)	(555)

Investing activities:
Purchases of property, plant and equipment	(1,205)	(3,516)	(2,952)

Net cash used in investing activities	(1,205)	(3,516)	(2,952)

Financing activities:
Net contribution (distribution) from/to Parent	15,100	9,018	(6,432)

Net cash provided by financing activities	15,100	9,018	(6,432)

Increase (decrease) in cash and cash equivalents	1,803	(361)	(9,939)

Cash and cash equivalents at beginning of year	5,878	6,239	16,178

Cash and cash equivalents at end of year	$7,681	$5,878	$6,239

See accompanying notes to combined financial statements.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements

Years Ended September 30, 2011, 2010 and 2009

1. Description of Business and Basis of Presentation

Business

Aptuit, LLC (the “Parent” or “Aptuit”) is a limited liability holding company whose operating subsidiaries provide services to biotechnology and pharmaceutical companies around the world with a mission to engineer a better drug development process through scientific excellence. Aptuit supports the drug development process through its suite of product services and technologies that clients can access either as a fully integrated offering or in a modular, as needed, way to facilitate successful product approval. Aptuit’s suite of services includes regulatory and strategic consulting, discovery support, preclinical technologies, clinical supplies manufacturing, packaging and distribution, and drug substance development and formulation.

Aptuit’s Clinical Trial Supplies (“CTS” or “Company”) division is a leading provider of clinical operations services to the biopharmaceutical industry. CTS acts as a single, integrated supplier for trial materials and logistics by offering pharmaceutical analysis, drug formulation, manufacturing, packaging, labeling, blinding, distribution and logistics services to support clinical trials for the global biopharmaceutical industry.

CTS’s capabilities support trials across the development process (Preclinical - Phase IV) and include extensive clinical supply chain strategy, project management and inventory management services. In addition, CTS’s comprehensive informatics platform of Clinicopia, Clinicopia Connect and IVRS (interactive voice response system) partnership allows clients to manage and maintain control over drug supply and reduce drug waste in clinical trials.

CTS also provides analytical testing and method development for large and small molecules as well as scale up and manufacturing of clinical supplies and niche commercial products across a wide range of dosage forms. These capabilities, combined with customer service, quality, on-time delivery and a leading informatics system, have enabled CTS to develop a loyal customer base that continues to seek more strategic outsourcing partnerships.

CTS is not a stand-alone legal entity, however it is a combination of business lines and geographic locations, under the legal entity structure of the Parent.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

1. Description of Business and Basis of Presentation (continued)

Basis of Presentation

These combined carved-out financial statements represent the financial position, result of operations and comprehensive loss, changes in invested capital, and cash flow of the Company, and have been derived by extracting the assets, liabilities, revenues and expenses directly attributable to the CTS division from the consolidated assets, liabilities, revenues and expenses in the accounting records of Aptuit. The carved-out financial statements have been prepared in accordance with SEC Financial Reporting Manual section 2065 “Acquisition of Selected Parts of an Entity May Result in Less Than Full Financial Statements’’ and Staff Accounting Bulletin (SAB) Topic 1.B. “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity”. The carved-out financial statements include allocations of certain Parent corporate expenses, as deemed reasonable by management. Although management is unable to estimate the actual costs that would have been incurred if the services performed by Aptuit had been purchased from independent third parties, the allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management believes that the assumptions and estimates used in preparation of the carved-out financial statements are reasonable (see Note 3). The carved-out financial statements may not necessarily reflect the Company’s financial position, results of operations, or cash flows in the future, or what its financial position, result of operations, or cash flow would have been if the Company had been a stand-alone entity during the period presented. Because of the nature of these carved-out financial statements, the Parent’s net investment in the Company, including amounts due to/from the Parent and affiliates, is shown as “invested capital.”

The carved-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All monetary references expressed in these notes are references to United States dollars. All intercompany accounts and transactions between the Company’s business lines and locations have been eliminated in combination.

Certain amounts previously reported within the other line item in accrued liabilities footnote of the 2010 combined financial statements have been reclassified to customer rebates and allowances to conform with current year presentation.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the carved-out financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the carved-out financial statements, and the reported amounts of revenues and expenses during the reporting period.

Cash Equivalents

All liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents. The carrying value for cash equivalents approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables represent amounts owed to the Company from its operating activities and a foreign tax receivable, net of an allowance for doubtful accounts of $1.2 million and $1.7 million at September 30, 2011 and 2010, respectively. The allowance for doubtful accounts is recorded for estimated losses by evaluating various factors, including relative credit-worthiness of each customer, historical collections experience, and aging of the receivables. The Company does not require collateral; however, it will receive upfront payments in cases where a customer is considered a credit risk.

Concentrations of Credit Risk

Concentration of credit risk as it relates to accounts receivable is minimal due the Company’s diverse customer base and dispersion across different geographic regions. Customers are primarily engaged in the pharmaceutical and healthcare industry. For year ended September 30, 2011, one customer accounted for 12% of the Company’s contract revenue. For the fiscal year ended September 30, 2010, no customer accounted for more than 10% of contract revenue.

As of September 30, 2011, one customer accounted for 11% of trade accounts receivable. No customer accounted for more than 10% of trade accounts receivable for the fiscal year ended September 30, 2010.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Foreign Assets and Liabilities

The foreign operations of the Company are located in the U.K. and Singapore. Total foreign assets and liabilities were $70.0 million and $19.3 million, respectively, at September 30, 2011, and $76.2 million and $23.0 million, respectively, at September 30, 2010. Total foreign revenue for the years ended September 30, 2011, 2010 and 2009 was $105.4 million, $114.3 million and $92.4 million, respectively.

Unbilled Services and Unearned Revenue

Customer billings are established by contractual provisions, including predetermined payment schedules, and the achievement of contractual milestones. Unbilled services arise when services have been rendered and revenue has been recognized but customers have not been billed. The Company regularly reviews unbilled services to ensure such amounts are billable and collectible.

Conversely, unearned revenue represents amounts billed or collected as of the balance sheet date in excess of revenue recognized.

Goodwill

Goodwill is accounted for in accordance with Accounting Standard Codification (“ASC”) 350 Goodwill – Intangible and Other Assets, and represents the excess of cost over the fair value of net assets acquired. Under ASC 350, purchased goodwill and intangible assets with indefinite lives are not amortized, but are tested for impairment annually. The Company’s impairment analysis is based on a discounted cash flow analysis and other appropriate measures to determine the fair value of its reporting unit. The resulting fair value is compared to the related carrying amounts of the reporting unit. As part of this analysis for the fiscal years ended September 30, 2011 and 2010, the Company determined that the carrying value of the reporting unit assets did not exceed its fair value.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Property, Plant and Equipment and Other Long-Lived Intangible Assets

Property, plant and equipment is recorded at cost, net of accumulated depreciation and amortization. Assets that are part of an acquisition of a business are recorded at fair market value. Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over the shorter of the initial lease term or the estimated useful life of the improvement. Maintenance and repairs are expensed as incurred.

The Company evaluates its other long-lived assets, including definite lived intangible assets for indicators of impairment, pursuant to ASC 360 – Property, Plant and Equipment. According to ASC 360, the carrying value of the assets is compared to current and future expected undiscounted cash flows from such assets. If the carrying value of the assets is not recoverable, the carrying value is reduced to fair market value through an impairment charge. As a result of the Company’s long-lived asset impairment analysis, there were no impairments for the fiscal years 2011 and 2010.

Fair Value of Financial Instruments

Due to their short term maturity, the carrying amounts of cash and cash equivalents, trade receivables, and accounts payable approximate their fair market values.

Revenue Recognition

Revenue is recognized when all the following have occurred; persuasive evidence of a sales arrangement exists, the sales arrangement specifies a fixed or determinable price, product delivery has occurred or services have been rendered, and collectibility is reasonable assured. A majority of the Company’s revenues are earned under contracts which range in duration from a few months to several years, depending on the service rendered. Service contracts generally take the form of fee-for-service or fixed-price arrangements. In the case of fixed price contracts, revenue is recognized as contractual milestones are achieved based on output measures recognizing the effort as work is incurred.

The Company accrues for customer rebates and allowances based upon a current evaluation of its experience and on the terms of the contracts.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The Company analyzes its revenue agreements to determine whether certain elements included in the agreements can be separated and accounted for individually or as a single unit of accounting in accordance with the ASC 605 - Revenue Arrangements with Multiple Deliverables. Allocation of revenue to individual elements which qualify for separate accounting is based on the estimated fair value of the respective elements. Fair value for each element is established generally based on the sales price charged when the same or similar services are sold separately. Once a determination is made whether the elements of an agreement are either a single unit or need to be separated into individual units, the Company recognizes revenue as services are performed or products are delivered, depending on the nature of the work contracted in the agreement.

The Company pays, on behalf of its clients, reimbursed costs for items such as comparator drugs, travel, printing, meetings and couriers and its clients reimburse the Company for these costs. As required by ASC 605, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred”, amounts paid by the Company as a principal for reimbursed costs are included in direct costs as reimbursable out-of-pocket expenses and the reimbursements the Company receives as a principal are reported as reimbursed revenue.

The Company includes standard indemnification provisions in its customer contracts, which include standard provisions limiting the Company’s liability under such contracts, including the Company’s indemnification obligations.

Costs and Expenses

General and administrative expenses consist of computer software, business insurance, bad debt expense, office supplies and expenses, freight and courier charges, advertising and other corporate expenses.

For years ended September 30, 2011, 2010 and 2009, Other expense, net, of $0.3 million, $0.6 million and $1.0 million, primarily included foreign exchange transaction gains and losses.

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of planning initiatives.

Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

Although the Company’s Parent files a consolidated federal income tax return and foreign returns, which includes all of its eligible subsidiaries, including the Company, the tax provision for the Company has been prepared assuming separate returns as if the Company has not been included in a consolidated income tax return with its Parent. The net operating loss carryforward from prior years was computed on an allocation methodology that estimates the loss that would be generated if the carved-out entities filed a separate tax return since inception. The current and deferred tax provision was computed under the premise that the carved-out business was a stand-alone taxpayer. Current income tax liabilities are presented based on current amounts owed for the current tax year and assume that prior year balances owed have been paid to its Parent and offset through invested capital.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Income Tax Contingencies

The Company accounts for income tax contingencies using a benefit recognition model. If the Company considers that a tax position is more likely than not to be sustained upon audit, based solely on technical merits of the position, the Company recognizes the benefit. The Company measures the benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. Under the benefit recognition model, if the initial assessment fails to result in the recognition of a tax benefit, the Company will regularly monitor its position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to more likely than not; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. The Company regularly re-evaluates its tax positions based upon the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, and change in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the “more-likely-than-not” standard. Liabilities associated with uncertain tax positions are classified as current only when the Company expects to pay cash within the next 12 months. Interest and penalties, if any, are recorded in income tax expense and are classified in the combined balance sheet with the related liability.

The Company is subject to income tax in many jurisdictions and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. All of the Company’s tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. Tax audits can involve complex issues and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation.

Foreign Currency Translation

The functional currency of the Company’s foreign operations is the respective local currency. Assets and liabilities are translated into United States dollars using the current period end exchange rate. Income and expense amounts are translated using the average exchange rate for the period in which the transaction occurred. For the fiscal years ended September 30, 2011, 2010 and 2009, the cumulative translation gain (loss) adjustment of $0.1 million, ($0.4 million), and ($5.3 million) respectively, is included in net contributions from (distributions to) parent, in the Combined Statement of Invested Capital.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Equity-Based Compensation

The Parent applies ASC 718 - Share-Based Payment to record equity-based compensation. Under this method, compensation expense is recognized for all employee share-based payments granted subsequent to October 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718. The Parent selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs, including risk free interest rate, expected volatility, dividends and expected option life. Equity based compensation is issued at the Parent level and is allocated to the Company. See Note 12 for further information on the equity-based compensation estimates.

Recent Financial Accounting Standards

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements - a consensus of the FASB Emerging Issues Task Force to amend certain guidance in FASB Accounting Standards Codification (ASC) 605, Revenue Recognition, 25, “Multiple-Element Arrangements”. The amended guidance in ASC 605-25 (1) modifies the separation criteria by eliminating the criterion that requires objective and reliable evidence of fair value for the undelivered item(s), and (2) eliminates the use of the residual method of allocation and instead requires that arrangement consideration be allocated, at the inception of the arrangement, to all deliverables based on their relative selling price. The amended guidance in ASC 605-25 was adopted by the Company prospectively for revenue arrangements entered into or materially modified as of October 1, 2010, and did not have a material impact on the Company’s combined results of operations, financial condition or cash flows.

In May 2009, and as amended in February 2010, ASC 855 - Subsequent Events was issued, which established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. See Note 16 for disclosures on subsequent events.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In April 2009, ASC 820 – Fair Value and Measurements Disclosure was amended to provide guidance of determining the fair value of a financial asset when the market for that asset is not active. ASC 820 amended previous guidance on this topic to include guidance on how to determine the fair value of a financial asset in an inactive market. This statement was effective for the Company on October 1, 2009 and did not have a material impact on the Company’s combined results of operations, financial condition or cash flows.

In April 2008, the FASB issued ASC 350.30, Intangibles – Goodwill and Other. ASC 350.30 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. ASC 350.30 also requires expanded disclosure related to the determination of intangible asset useful lives. On October 1, 2009, the Company adopted ASC 350.30 and the adoption did not have a material impact on its combined results of operations, financial condition or cash flows.

In June 2006, ASC 740 - Accounting for Uncertainty in Income Taxes was issued. This statement clarifies the accounting for uncertainty in income taxes recognized in a Company’s financial statements. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position taken or expected to be taken on a tax return. The adoption of ASC 740 on October 1, 2009 had no impact on the combined financial statements.

3. Preparation of Carved-Out Financial Statements

The following allocation policies have been used in the preparation of these carved-out financial statements. Unless otherwise noted, these policies have been consistently applied in the financial statements.

Financial statement items related specifically to the Company have been identified and included in the financial statements. These include balance sheet items, revenue, direct costs, labor and benefits, facilities and maintenance, consulting and outside services, and general and administrative costs.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

3. Preparation of Carved-Out Financial Statements (continued)

For purposes of presenting the carved-out financial statements, allocations were required to determine the cost of general and administrative activities performed by the Parent, attributable to the Company. These shared services included, but are not limited to, executive management, accounting, information services, professional and consulting fees, legal, and human resources. Where specific identification could not be utilized, allocations were made based upon revenue or headcount. In situations where no allocation methodology was more appropriate than another, based upon underlying facts and circumstances, or the cost, an even allocation between the Company and other subsidiaries of the Parent was utilized.

Interest expense has been allocated based upon principal balances outstanding that were directly used to acquire Company assets and liabilities. For non-specific outstanding debt balances, interest has been allocated by the Parent based upon the Company’s working capital position at the time the debt was incurred.

Management believes that the allocation methodologies are reasonable; however, expenses allocated to the Company are not necessarily indicative of the expenses that would have been incurred on a stand-alone basis nor are they indicative of costs that may be incurred in the future. Actual results could differ from these estimates. It is not practical to estimate the costs that would have been incurred by the Company if it had operated on a stand-alone basis.

4. Accounts Receivable

Accounts receivable, net of the allowance for doubtful accounts consisted of the following (in 000’s):

	September 30,
	2011	2010

Trade accounts receivable	$32,009	$36,889
Value added tax (VAT) receivable	1,647	760

	33,656	37,649
Allowance for doubtful accounts	(1,201)	(1,677)

Accounts receivable, net	$32,455	$35,972

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

5. Property, Plant and Equipment

Property, plant and equipment consisted of the following (in 000’s):

	September 30,		Useful Life
	2011	2010

Land	$4,481	$4,490
Leasehold improvements	10,138	9,733	1-15 years
Buildings and improvements	71,385	71,457	30-40 years
Machinery and equipment	27,874	26,795	7 years
Computer hardware and software	8,310	7,556	4 years
Furniture and fixtures	2,862	2,868	7 years
Construction-in-progress	278	1,032

	125,328	123,931

Accumulated depreciation	(52,071)	(44,165)

Property, plant and equipment, net	$73,257	$79,766

As of September 30, 2011 and 2010, the Company did not have a significant amount of property and equipment under capital leases.

The Company recorded depreciation expense of $8.5 million, $8.2 million and $8.7 million for the years ended September 30, 2011, 2010 and 2009, respectively.

As a result of the Company’s long-lived asset impairment analysis, an impairment charge of $0.3 million was recorded to Asset Impairments in the Combined Statements of Operations and Comprehensive Loss as of September 30, 2009.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

6. Intangible Assets

Intangible assets consisted of the following (in 000’s):

	September 30,		Useful Life
	2011	2010

Customer relationships	$44,190	$44,190	8-10 years
Technology	1,900	1,900	5 years
Trade names	680	680	20 years

	46,770	46,770

Accumulated amortization	(28,885)	(24,388)

Intangible assets, net	$17,885	$22,382

The Company amortizes all intangible assets on a straight-line basis, based on estimated useful lives.

Amortization expense for the fiscal years ended September 30, 2011, 2010 and 2009, was $4.5 million, $4.9 million and $4.9 million respectively.

Amortization expense is estimated to be $4.5 million for fiscal year 2012, $4.5 million for fiscal year 2013, $4.3 million for fiscal year 2014 and $4.3 million for 2015 and $0.1 for 2016.

7. Goodwill

Goodwill consisted of the following (in 000’s):

Balance at September 30, 2009	$42,184
Currency translation	(97)

Balance at September 30, 2010	42,087
Currency translation	(154)

Balance at September 30, 2011	$41,933

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

7. Goodwill (continued)

The Company completed its required annual goodwill impairment assessment under ASC 360. The fair value of the Company’s reporting unit was estimated using future discounted cash flows and other appropriate measures of fair value and was compared to the reporting unit’s carrying value. The evaluation did not result in a goodwill impairment charge for fiscal years ending September 30, 2011 and 2010.

8. Accrued Liabilities

Accrued liabilities consisted of the following (in 000’s):

	September 30,
	2011	2010

Employee bonus and commissions	$812	$2,670
Employee benefits	696	2,016
Professional fees	6,552	1,662
Customer rebates and allowances	1,222	1,666
Facilities and utilities	851	829
VAT payable	658	596
Restructuring activities	248	67
Other	982	780

Total	$12,021	$10,286

9. Restructuring Activities

During the fiscal years ended September 30, 2011, 2010 and 2009, the Company recorded $1.4 million, $0.1 million and $4.5 million, respectively in restructuring charges primarily related to employee separation payments as part of a Company-wide reorganization in 2011 and 2009. The restructuring plans focused on cost reduction through employee rationalization, termination of certain capital projects, and aligning operations in a more cost-efficient structure.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

9. Restructuring Activities (continued)

The following table summarizes the activity in the restructuring account (in 000’s):

Restructuring balance at September 30, 2008	$133
Reserve established in 2009	4,450
Cash payments	(2,296)
Non-cash write downs	(938)

Restructuring balance at September 30, 2009	1,349

Reserve established in 2010	84
Cash payments	(1,366)

Restructuring balance at September 30, 2010	67

Reserve established in 2011	1,390
Cash payments	(1,209)

Restructuring balance at September 30, 2011	$248

10. Income Taxes

The following table describes pre-tax (loss) income (in 000’s).

	September 30,
	2011	2010	2009
(Loss) income before income taxes:
Domestic	$(38,447)	$(31,804)	$(36,459)
Foreign	22,324	22,270	4,582

Total	$(16,123)	$(9,534)	$(31,877)

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

10. Income Taxes (continued)

The provision for income taxes is as follows (in 000’s):

	September 30,
	2011	2010	2009
Current tax:
Federal	$—	$—	$—
Foreign	6,036	6,222	1,310
State	3	3	3

Total current	6,039	6,225	1,313

Deferred tax:
Federal	—	—	(2,285)
Foreign	90	(44)	—
State	—	—	(1,062)

Total deferred	90	(44)	(3,347)

Total income tax provision	$6,129	$6,181	$(2,034)

The components of net deferred taxes are as follows (in 000’s):

	September 30,
	2011	2010
Deferred tax assets:
Net operating losses	$23,416	$15,078
Other accrued expenses	1,217	2,230
Goodwill	2,809	3,044
Foreign and research credits	202	202
Property, plant and equipment	1,371	987
Valuation allowance	(22,186)	(13,179)

Total deferred tax assets, net	6,829	8,362

Deferred tax liabilities:
Intangible assets	(5,709)	(7,138)
Property, plant and equipment	—	—

Total deferred tax liabilities	(5,709)	(7,138)

Net deferred tax assets	$1,120	$1,224

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

10. Income Taxes (continued)

Deferred tax assets and liabilities in the preceding table, after netting by taxing jurisdiction, are in the following captions in the balance sheet (in 000’s):

	September 30,
	2011	2010
Current deferred tax assets	$112	$123
Non-current deferred tax assets	1,008	1,101

Total deferred tax assets	$1,120	$1,224

The Company’s portion of the US Federal net operating losses is $61.4 million at September 30, 2011, which expire in varying amounts beginning 2027 through 2032.

In accordance with ASC 740 - Accounting for Income Taxes, a valuation allowance is created and offset against the net deferred tax asset if, based on existing facts and circumstances, it is not more likely than not that the asset will be realized. The Company increased the valuation allowance on US deferred tax assets for the fiscal years ended September 30, 2011, 2010 and 2009 by $9.0 million, $6.1 million and $6.7 million respectively. The valuation allowance will be reduced when and if, in the Company’s opinion, significant positive evidence exists which indicates that it is more likely than not that the Company will be able to realize its U.S. deferred tax assets.

The Company has determined that current earnings of its foreign entities, other than Singapore may be periodically remitted to the United States. Accordingly, it has provided for US tax on the potential repatriation of the UK’s earnings. The Company does not provide for US taxes on the basis differences in its investment in the stock of its foreign Singapore entity since it anticipates that those investments to be essentially permanent in duration. Undistributed earnings of the Singapore entity for the fiscal years ended September 30, 2011, 2010 and 2009 total $6.2 million, $4.4 million and $2.4 million, respectively.

The income tax provision differs from the amounts computed by applying the federal statutory rate to net loss before income taxes primarily due to the impact of valuation allowances. The Company adopted the Provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes on October 1, 2009. As a result of the implementation of ASC 740-10, the Company has not recorded any liabilities for unrecognized tax benefits.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

10. Income Taxes (continued)

The Company conducts business globally and, as a result, the Parent or one or more of its subsidiaries files income tax returns in the U.S., various state, and foreign jurisdictions. In the normal course of business, the Parent is subject to examination by the taxing authorities in each major jurisdiction; United Kingdom, Singapore and the U.S. As of September 30, 2011 certain subsidiaries of the Parent are under audit for fiscal years 2006 through 2007 in the U.K. However, it is not anticipated that any changes to taxable income or loss will occur for the above years. The US is not currently under any federal or state income tax examinations, however the carryforward of net operating losses is open for adjustment.

11. Capitalization

Invested Capital

Capitalization of the Company is presented as Invested Capital because Aptuit, LLC has not formed a separate legal entity to comprise the CTS division. The Invested Capital is the residual of the total assets and total liabilities derived in accordance with the carve-out principles reflecting the shareholders interest in the CTS division.

The Parent has funded the acquisition and operating activities of the Company, as well as its other operations, through equity offerings (including common and preferred stock offerings) and bank and finance company debt. Funds used by the Parent for acquisition of the Company have been recorded by the Parent as an investment in the Company. Funds subsequently provided to, or received from, the Company after the initial acquisition of its assets have been recorded by the Parent in an “intercompany account balance.” Historically, the Parent has not charged or credited the Company for interest on funds provided to, or received from the Company. For the purpose of these carved-out financial statements, interest expense has been allocated to the Company.

The intercompany balances have been contributed by the Parent to the Company, or by the Company to the Parent, at the end of the year and, therefore, has been included in the statement of invested capital.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

12. Restricted Unit and Option Plan

Restricted Units

At the formation of the Parent, restricted Common Units (“Old Restricted Units”) were reserved for issuance to management under the Parent’s 2005 Option and Award Plan, as amended (the “Old Plan”). Restricted Units have been issued at fair market values ranging from $0.075 to $1.00 per unit and are subject to vesting provisions as determined by the Board of Managers at the time of issuance. On February 9, 2010, the Parent adopted its 2009 Omnibus Incentive Plan (the “New Plan”, and together with the Old Plan, collectively referred to as the “Plan”). On March 9, 2010, the Company awarded restricted units under the New Plan (“New Restricted Units” and together with Old Restricted Units, collectively referred to as “Restricted Units”) to certain holders of Old Restricted Units, and upon acceptance of such New Restricted Units, holders forfeited their Old Restricted Units. Restricted Unit compensation expense is reflected in compensation and benefits on the Statement of Operations and Comprehensive Loss.

Unit Options

The Parent has granted options under the Old Plan. The exercise price of each option granted is equal to or greater than the market price of the Parent’s Common Units on the date of grant and the maximum exercise term of each option granted is 10 years. Options are granted upon approval by the Board of Managers and vest over various periods, as determined by the Board of Managers at the date of grant. Pursuant with the plan, the Parent granted options during the fiscal year ended September 30, 2009. The Parent has not granted options during the fiscal years ended September 30, 2011 and 2010. Stock option expense is reflected in compensation and benefits on the Combined Statement of Operations and Comprehensive Loss.

Under the Plans, restricted units and options carry both time and performance vesting provisions over a five-year period. Time vesting provisions provide that half of each restricted unit award and option grant vest ratably over the five-year period. The performance vesting provisions provide that the remaining half of each restricted unit award and option is vested and exercisable in the five-year period upon the Parent achieving financial performance targets as established by the Board of Managers. For the fiscal year ended September 30, 2009 the performance targets were met and restricted unit awards and option grants vested. For the fiscal year ended September 30, 2010, the performance targets were not met and accordingly no restricted unit awards or option grants vested. For the fiscal year ended September 30, 2011, although the performance targets were not met, the Compensation Committee, in consideration of significant other achievements, agreed within its authority, to vest restricted unit awards and option grants.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

12. Restricted Unit and Option Plan (continued)

The Company has been allocated compensation expense related to these plans based on specific identification of both direct, and indirect, employees, who provided services to the Company.

Stock compensation expense recorded on options and restricted units for the fiscal years ended September 30, 2011, 2010 and 2009, was $0.1 million, $0.2 million, and $0.3 million respectively. The expense includes allocated stock compensation related to overall corporate and governance equity award holders who supported CTS during the financial periods.

For the fiscal years ended September 30, 2011, 2010 and 2009, there was approximately $0.4 million, $0.6 million and $0.2 million respectively, of total unrecognized compensation expense for outstanding restricted units. These costs are expected to be recognized over the next four years. For the fiscal year ended September 30, 2009, there was approximately $0.8 million, of total unrecognized compensation expense for stock options. For the fiscal years ended September 30, 2011 and 2010 there was no unrecognized compensation expense for stock options.

13. Employee Savings and Pension Plans

The Parent provides a 401(k) Retirement Plan to its U.S. employees. The Parent’s match contribution is 50% of the employee’s contribution up to 3% of such employee’s pay. Employees hired on or before July 1, 2007 are immediately vested in the matching contribution. Employees hired after July 1, 2007 are subject to a five year graded vesting schedule of 20% vesting per year. The Parent suspended contributions to the 401(k) during the period from November 1, 2009 thru December 31, 2010.

The Company’s allocated contributions, for both direct and indirect employees, under its 401(k) retirement plan for the fiscal years ended September 30, 2011, 2010 and 2009, was $0.5 million, $0.0 million and $0.7 million respectively.

The Parent provides a defined contribution plan for qualifying U.K. employees employed by the Parent’s U.K. subsidiaries. An employee may contribute 3% of his or her annual compensation and the Parent matches such contribution with 7.5% of the employee’s annual compensation. CTS individuals within the Company are included in these plans and costs have been allocated accordingly. Additionally, as part of the Parent cost allocations discussed in Note 3, additional Parent company costs have been allocated to the Company.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

13. Employee Savings and Pension Plans (continued)

The Company’s allocated contributions, for both direct and indirect employees, under its U.K. defined contribution plan for the fiscal years ended September 30, 2011, 2010 and 2009, was $0.7 million, $0.6 million and $0.7 million respectively.

14. Related Parties

The Company is also allocated costs for services and administrative functions provided by the Parent and its subsidiaries, which include, but are not limited to executive management, accounting, information services, professional and consulting fees, legal, and human resources. These costs are allocated to the Company based upon such things as revenues and headcount. Although the costs of these services cannot be quantified on a stand-alone basis, the Company believes that the allocations are reasonable.

The total costs allocated to the Company for these services was $78.1 million, $72.9 million, and $72.6 million for the year ended September 30, 2011, 2010 and 2009, respectively. These amounts are included in the combined statements of operations and comprehensive loss. The allocation consists of the following (in 000’s):

	September 30,
	2011	2010	2009

Compensation and benefits	$30,596	$32,068	$33,752
Interest expense	19,987	19,596	10,246
Facilities and maintenance costs	12,994	12,110	14,715
Professional fees and outside services	14,144	8,160	12,068
Other	340	978	1,790

Total costs and expenses	$78,061	$72,912	$72,571

Transactions entered into between the Company and the Parent and its subsidiaries, are considered related party transactions.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

15. Commitments and Contingencies

Litigation

The Company is subject to potential claims and legal actions that are pending or may be asserted. These matters have arisen in the ordinary course and conduct of the Company’s business, as well as assumed through acquisitions, and some are expected to be covered, at least in part, by insurance. Claim estimates that are probable and can be reasonably estimated would be reflected as liabilities of the Company. The Company does not expect outstanding claims to have a material adverse effect on the Company’s financial condition, or results of operation. Below is a summary of claims and legal actions:

CombinatoRx. On April 30, 2009, CombinatoRx, Incorporated (“CombinatoRx”), filed a complaint in the Supreme Court of the State of New York, County of New York against the Company alleging, among other things, fraudulent inducement and breach of contract, in connection with drug development services performed or to be performed for CombinatoRx for its arthritis drug Synavive (CRx-102) study (the “MARS-1 Study”).

CombinatoRx’s fraudulent inducement claim is based on assertions concerning the Company’s alleged failure to disclose facts about a December 2007 inspection of the Company’s Kansas City facility by the UK Medicines and Healthcare products Regulatory Agency, a United Kingdom government agency (the “MHRA”), as well as allegations concerning an additional inspection of the Kansas City facility by this agency in May 2008 (collectively, the “MHRA inspections”). CombinatoRx alleges that as a result of the MHRA inspections, the following cascade of events occurred: insufficient supply of EU GMP-compliant drug product to clinical trial sites located in certain EU member states, which resulted in the withdrawal of regulatory authority to conduct clinical trials in those EU member states, which then resulted in CombinatoRx’s decision to wind down the clinical trial across all sites worldwide. In December 2009, the parties agreed to settle this lawsuit, with certain payments to be made by the Company’s professional liability insurance carrier in consideration for a full release of the Company by CombinatoRx of all matters arising from or related to the MHRA inspections and the MARS-1 Study.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

15. Commitments and Contingencies (continued)

UCB Pharma notified the Company in November 2010 that it would not accept a finished product due to non-compliance with deliverables. The Company acknowledged that there was powder in the blister cards for a secondary packaging campaign caused by an error in the pocket size and agreed to remanufacture the capsules at its expense. Subsequently, UCB Pharma augmented its claim for damages, which now totals approximately $5,300,000 and relates to duplicate material provided by UCB Pharma and for clinical delays. The Company has notified its professional insurance carrier of the claim and at the same time has requested that UCB Pharma substantiate such claim. The Company is still waiting for a response from UCB Pharma for the substantiation of such claim. The Company expects that any such substantiated claim will be covered by insurance. The Company does not expect this claim to have a material adverse effect on the Company’s financial condition, or results of operation. Pursuant to the Stock Purchase Agreement with Catalent Pharma Solutions, Inc (Note 16), any liability arising from UCB’s claim is an “Excluded Liability” and accordingly following the closing of the sale of the CTS business to Catalent, Aptuit, LLC will indemnify Catalent for any such liability.

Operating Lease Obligations

The Company is obligated under non-cancellable operating leases, most of which expire at various dates through 2021, relating to operating facilities and certain equipment. Rent expense for the Company’s operating leases for the years ended September 30, 2011, 2010 and 2009, are $2.9 million, $3.4 million and $3.4 million, respectively, which includes an allocation of $0.5 million, $0.7 million and $0.7 million respectively, from the Parent.

Certain facility leases provide for concessions by landlords, including payment for leasehold improvements and free rent periods. These concessions have been reflected as deferred rent in other liabilities in the combined balance sheet and will be utilized to offset future rent expense over the life of the lease. The Company recorded rent expense on a straight-line basis for these leases.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

15. Commitments and Contingencies (continued)

Future minimum payments for the Company’s lease obligations for the years subsequent to September 30, 2011 are as follows (000’s):

2012	$2,741
2013	1,991
2014	1,546
2015	1,353
2016	1,161
2017 and thereafter	1,859

Total	$10,651

Insurance and Business Risks

The Parent currently maintains insurance for risks associated with the operations of its business, provision for professional services, and ownership of real and personal property. These policies provide coverage for a variety of potential losses, including, without limitation, loss or damage to property, bodily injury, general commercial liability, and professional errors and omissions. As part of the Parent cost allocations insurance costs have been allocated to the Company. Allocation of insurance costs were $1.1 million, $0.9 million and $1.1 million, for the years ended September 30, 2011, 2010 and 2009, respectively.

Employment Agreements

The Parent has entered into employment agreements with certain key members of the executive team. The agreements range in terms from one to three years and include compensation and benefits, including separation benefits if terminated for reasons other than cause, confidentiality provisions, non-compete and non-solicitation provisions and other customary clauses.

16. Subsequent Events

The Company has evaluated subsequent events through January 23, 2012, which represents the date the financial statements were available to be issued. Other than as noted below, there were no subsequent events that are required to be disclosed.

On August 19, 2011, Aptuit, LLC and Catalent Pharma Solutions, Inc., signed a stock purchase agreement for Catalent to acquire the Clinical Trial Supplies business (CTS) of Aptuit LLC for cash consideration of $410 million plus any purchase price adjustments.

Carved-Out Clinical Trial Supplies Operations

of Aptuit, LLC and Subsidiaries

Notes to Combined Financial Statements (continued)

16. Subsequent Events (continued)

On November 1, 2011, Catalent submitted a Dispute Notice to Aptuit pursuant to Schedule A of the Stock Purchase Agreement that asserted that a downward adjustment to the purchase price was necessary. On January 22, 2012, Catalent and Aptuit entered into an Amendment Agreement to the Stock Purchase Agreement to resolve the dispute pursuant to which, among other things, the Dispute Notice was withdrawn with prejudice, the purchase price was adjusted to $407 million, and the outside date after which either party may terminate the Stock Purchase Agreement was extended to March 15, 2012.